Exhibit 99.2

CIBC and PrivateBancorp Announce Increase in Consideration

under Amended Merger Agreement

Terms Provide Additional US$3.00 Cash; Represent CIBC’s Best and Final Offer

CIBC to Adjust Next Quarterly Dividend Record Date

PrivateBancorp Board of Directors Unanimously Recommends Stockholders Vote in Favor

TORONTO and CHICAGO, May 4, 2017 – CIBC (TSX: CM) (NYSE: CM) and PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that they have entered into a second amendment that increases the cash consideration under the previously amended merger agreement (collectively, the “Amended Agreement”). The revised terms were unanimously approved by both boards of directors.

Under the Amended Agreement, PrivateBancorp stockholders will receive, upon completion of the proposed merger with CIBC, an additional US$3.00 in cash for each share of common stock of PrivateBancorp held, which consideration in the aggregate will be equal to US$27.20 in cash and 0.4176 of a CIBC common share for each share of common stock of PrivateBancorp held. CIBC affirmed that the terms of the Amended Agreement represent CIBC’s best and final offer to the PrivateBancorp stockholders.

Based upon Wednesday’s closing price of CIBC’s common shares on the New York Stock Exchange (US$79.58), the Amended Agreement values PrivateBancorp at approximately US$4.9 billion (C$6.8 billion, or US$60.43 per share), which represents a 26 percent increase in value compared to the initial terms announced on June 29, 2016.

To allow PrivateBancorp stockholders to participate in the next quarterly dividend payable in respect of CIBC common shares after the merger, CIBC intends to adjust the anticipated June 28, 2017 record date for its next quarterly dividend to a date following the effective date of the merger, in the event that the merger is imminent but has not been consummated as of June 28, 2017. CIBC’s dividend for the quarter ended April 30, 2017, was C$1.27 per share (or US$0.93, based on a currency exchange rate of 0.7292), which would equate to US$0.39 for each share of common stock of PrivateBancorp (prior to applicable withholding taxes). Dividends are subject to approval by CIBC’s board of directors. Any actual U.S. dollar dividend will depend on the Canadian/U.S. dollar exchange rate on the payment date and will be subject to applicable withholding taxes.

The special meeting of PrivateBancorp stockholders is scheduled to take place on May 12, 2017. PrivateBancorp stockholders of record as of close of business on March 31, 2017, will be entitled to vote on the Amended Agreement. PrivateBancorp’s board of directors reaffirmed its recommendation that PrivateBancorp stockholders approve the transaction.

Approvals and Timing

The transaction is subject to customary closing conditions, including approval by PrivateBancorp’s stockholders and by banking regulators in Canada and the United States. On May 3, 2017, the Illinois Department of Financial and Professional Regulation, Division of

Banking, issued an order approving the transaction. The parties are confident that the remaining closing conditions will be satisfied in time to close the transaction in June 2017.

PrivateBancorp investors with questions about the transaction or how to vote their shares may contact PrivateBancorp’s proxy solicitors, Innisfree M&A Incorporated, by calling toll-free at 888-750-5834, or Alliance Advisors, LLC, by calling toll-free at 855-976-3324.

Additional Transaction Details

The total value of the consideration that PrivateBancorp common stockholders will receive upon the closing of the transaction will be based in part on the value of CIBC common shares at closing. CIBC will satisfy aggregate consideration payable to PrivateBancorp stockholders by paying approximately US$2.2 billion (C$3.0 billion) in cash and issuing approximately 33.5 million CIBC common shares, representing an approximately 45 percent cash and 55 percent stock mix.

CIBC expects the transaction will be accretive to earnings per share within three years of the closing date and to maintain a strong Common Equity Tier (CET) 1 ratio at closing above 10 percent. CIBC’s CET 1 ratio was 11.9 percent as at January 31, 2017.

About CIBC

CIBC is a leading Canadian-based global financial institution with 11 million personal banking and business clients. Through our three major business units - Retail and Business Banking, Wealth Management and Capital Markets - CIBC offers a full range of products and services through its comprehensive electronic banking network, branches and offices across Canada with offices in the United States and around the world. Ongoing news releases and more information about CIBC can be found at www.cibc.com/ca/media-centre/ or by following on Twitter @CIBC, Facebook (www.facebook.com/CIBC) and Instagram @CIBCNow.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of March 31, 2017, the company had 36 offices in 13 states and US$20.4 billion in assets. The company’s website is www.theprivatebank.com.

Important Additional Information and Where to Find It

In connection with the proposed transaction, CIBC has filed with the SEC a Registration Statement on Form F-4 that includes a Proxy Statement of PrivateBancorp and a Prospectus of CIBC, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving CIBC and PrivateBancorp will be submitted to PrivateBancorp’s stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS OF PRIVATEBANCORP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE

TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free copy of the definitive proxy statement/prospectus, as well as other filings containing information about CIBC and PrivateBancorp, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to CIBC, Commerce Court, Toronto, Ontario, Canada M5L 1A2, Attention: Investor Relations, 416 304-8726; or to PrivateBancorp, Investor Relations, 120 S. LaSalle St., Chicago, IL 60603, 312 564-2000.

Participants in the Solicitation

CIBC, PrivateBancorp, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding CIBC’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2016, which was filed with the SEC on December 1, 2016, and its management proxy circular and notice of annual and special meeting of stockholders for its 2017 annual and special meeting of stockholders, which was furnished to the SEC under cover of a Form 6-K filed with the SEC on March 9, 2017. Information regarding PrivateBancorp’s directors and executive officers is available in the amendment to PrivateBancorp’s Annual Report on Form 10-K which was filed with SEC on May 1, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.

Forward Looking Statements

Certain statements contained in this communication may be deemed to be forward-looking statements under certain securities laws. All such statements are made pursuant to the “safe harbor” provisions of, and are intended to be forward-looking statements under applicable Canadian and U.S. securities legislation, including the United States Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the operations, business lines, financial condition, risk management, priorities, targets, ongoing objectives, strategies of PrivateBancorp and CIBC and the regulatory environment in which they operate and outlook for calendar year 2017 and subsequent periods. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “forecast”, “target”, “objective” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could”. By their nature, these statements require us to make assumptions, including the economic assumptions set out in the reports of PrivateBancorp and CIBC filed with the SEC, and are subject to inherent risks and uncertainties that may be general or specific. A variety of factors, many of which are beyond our control, affect our operations, performance and results, and could cause actual results to differ materially from the expectations expressed in any of our forward-looking statements. These factors include: credit, market, liquidity, strategic, insurance, operational, reputation and legal, regulatory and environmental risk; the effectiveness and adequacy of our risk management and valuation models and processes; legislative or regulatory developments in the jurisdictions where we operate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued and to be issued thereunder, the Organisation for Economic Co-operation and Development Common Reporting Standard, and regulatory reforms in the United Kingdom and Europe, the Basel Committee on Banking Supervision’s global standards for capital and liquidity reform and those relating to the payments system in Canada; amendments to, and interpretations of, risk-based capital guidelines and reporting instructions, and interest rate and liquidity regulatory guidance; the resolution of legal and regulatory proceedings and related matters; the effect of changes to accounting standards, rules and interpretations; changes in our estimates of reserves and allowances; changes in tax laws; changes to our credit ratings; political conditions and developments, including changes relating to economic or trade matters; the possible effect on our business of international conflicts and the war on terror; natural disasters, public health emergencies, disruptions to public infrastructure and other catastrophic events; reliance on third parties to provide components of our business infrastructure; potential disruptions to our information technology systems and services; increasing cyber security risks which may include theft of assets, unauthorized access to sensitive information, or operational disruption; social media risk; losses incurred as a result of internal or external fraud; anti-money laundering; the accuracy and completeness of information provided to us concerning clients and counterparties; the failure of third parties to comply with their obligations to us and our affiliates or associates; intensifying competition from established competitors and new entrants in the financial services industry including through internet and mobile banking; technological change; global capital market activity; changes in monetary and economic policy; currency value and interest rate fluctuations, including as a result of market and oil price volatility; general business and economic conditions worldwide, as well as in Canada, the U.S. and other countries where we and CIBC have operations, including increasing Canadian household debt levels and global credit risks; our success in developing and introducing new products and services, expanding existing distribution channels, developing new distribution channels and realizing increased revenue from these channels; changes in client spending and saving habits; our ability to attract and retain key employees and executives; our ability to successfully execute our strategies and complete and integrate acquisitions and joint ventures; the risk that expected synergies and benefits of the merger between PrivateBancorp and CIBC will not be realized within the expected time frame or at all; and our ability to anticipate and manage the risks associated with these factors. This list is not exhaustive of the factors that may affect any of our forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. Additional information about these factors can be found in the reports filed by PrivateBancorp and CIBC with the SEC. Any forward-looking statements contained in this communication represent the views of management only as of the date hereof and are presented for the purpose of assisting our stockholders and financial analysts in understanding our financial position, objectives and priorities and anticipated financial performance as at and for the periods ended on the dates presented, and may not be appropriate for other purposes. We do not undertake to update any forward-looking statement that is contained in this communication or in other communications except as required by law.

CIBC Contacts:

Investors John Ferren john.ferren@cibc.com 416-980-2088 Alice Dunning alice.dunning@cibc.com 416-861-8870	Media Caroline Van Hasselt caroline.vanhasselt@cibc.com 416-784-6699

PrivateBancorp Contacts:

Investors Jeanette O’Loughlin joloughlin@theprivatebank.com 312-564-6076 Innisfree M&A Incorporated Art Crozier/Larry Miller 1-212-750-5833	Media Amy Yuhn 312-564-1378 ayuhn@theprivatebank.com Sard Verbinnen & Co Bryan Locke/Jenny Gore 312-895-4700

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